Exhibit 99.1
News Release

Media Contacts:	Goodrich Corporation
Lisa Bottle +1 704 423 7060	Four Coliseum Centre
Gail K. Warner +1 704 423 7048	2730 West Tyvola Road
Charlotte, NC 28217-4578
Investor Contact:	Tel: 704 423 7000
Paul Gifford +1 704 423 5517	Fax: 704 423 7127
www.goodrich.com
Goodrich Announces Expiration of Exchange Offers
CHARLOTTE, NC, June 20, 2006 — Goodrich Corporation (NYSE: GR) announced today the expiration of its offers to exchange its new 6.29% notes due 2016 for its outstanding 7 1/2% Notes due 2008, 6.45% Notes due 2008 and 6.60% Notes due 2009, and to exchange its new 6.80% notes due 2036 for its outstanding 7.625% Notes due 2012. The exchange offers expired at 12:00 midnight, New York City time, on June 19, 2006.
As of the expiration date, $290,753,000 aggregate principal amount of outstanding 7 1/2% Notes due 2008, 6.45% Notes due 2008 and 6.60% Notes due 2009 had been validly tendered for exchange and not withdrawn, including $177,917,000, or 59.9%, of the outstanding 7 1/2% Notes due 2008, $32,735,000, or 43.2%, of the outstanding 6.45% Notes due 2008 and $80,101,000, or 40.1%, of the outstanding 6.60% Notes due 2009. In addition, as of the expiration date, $242,540,000 aggregate principal amount, or 48.5%, of the outstanding 7.625% Notes due 2012 had been validly tendered for exchange and not withdrawn.
The Company will accept all of these outstanding notes validly tendered and not withdrawn as of the expiration date. Upon settlement of the exchange offers, the Company will issue $290,753,000 aggregate principal amount of its new 6.29% notes due 2016 and will pay approximately $8.56 million as a cash payment, for the tendered 7 1/2% Notes due 2008, 6.45% Notes due 2008 and 6.60% Notes due 2009, and will issue $254,589,000 aggregate principal amount of its new 6.80% notes due 2036 and will pay approximately $11.97 million as a cash payment, for the tendered 7.625% Notes due 2012. The aggregate principal amount of 6.80% notes due 2036 and related cash payment reflect rounding downward of the principal amount of the 6.80% notes due 2036 to be issued in the exchange to the nearest integral multiple of $1,000 which rounding amount is to be paid in cash. In addition, holders whose outstanding notes are accepted for exchange will receive a cash payment representing accrued and unpaid interest to, but not including, the settlement date. Settlement of the exchange offers is expected to occur on Thursday, June 22, 2006.
The 6.29% notes due 2016 and 6.80% notes due 2036 will be issued only to holders of outstanding notes that have certified certain matters to Goodrich, including their status as “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933. The new notes will not be registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Following the settlement of the exchange offers, the Company expects to provide further information regarding the anticipated second quarter and full year 2006 financial impact of the exchange offers.
Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.
This press release is not an offer to sell or a solicitation of an offer to buy any security. The exchange offers were made solely by the Offering Memorandum and related letter of transmittal and only to such persons and in such jurisdictions as was permitted under applicable law.
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